Exhibit 99.1

Leslie’s, Inc. Appoints John Hartmann to Board of Directors

PHOENIX, January 8, 2026 (GLOBE NEWSWIRE) -- Leslie's, Inc. ("Leslie's" or the “Company”; NASDAQ: LESL), the largest and most trusted direct-to-customer brand in the U.S. pool and spa care industry serving residential customers and pool professionals nationwide, announced that it has appointed John Hartmann as an independent director to its Board of Directors, effective January 7, 2026.

Mr. Hartmann brings nearly 25 years of retail leadership experience where he has executed successful turnaround as a C-suite executive of both public and private companies across diverse industries, including home improvement and home furnishings. He has joined the Board as a Class III Director and will stand for election at the Company’s 2026 Annual Meeting of the Shareholders. With the addition of Mr. Hartmann, the Board will expand from eight to nine members.

John Strain, Leslie’s Chairman of the Board, said, “We are pleased to welcome John Hartmann to our Board of Directors. John brings decades of executive experience and a proven track record leading large-scale turnarounds and transformations focused on modernization initiatives and capability building. We are confident that his skillset will be invaluable to the Leslie’s Board and a strong resource for our management team as we continue to execute our strategic transformation plan and deliver for customers.”

Mr. Hartmann said, “I am honored to be joining the Leslie’s Board and am excited to bring my experience to advance the Company’s vision and growth initiatives. The Leslie’s brand is trusted and beloved by consumers across the country, and I look forward to helping the Company continue to build on its name and to best position the business for long-term value creation.”

Mr. Hartmann most recently served as CEO of Ascend Wellness Holdings, and, prior to Ascend, as COO of Bed Bath & Beyond and President of buybuy Baby. Previously, he served as CEO of True Value and spent seven years at Home Depot and its subsidiary HD Supply, culminating in his role as Chief Operating Officer, HD Supply Electrical and Plumbing/HVAC. Prior to that, he spent several years internationally as CEO of New Zealand’s market leading home improvement retailer, Mitre 10.

Mr. Hartmann currently serves on the board of Boyd Group Services (NYSE: BGSI /

TSX: BYD) including as a member of the Audit and People Culture & Compensation

Committees and has previously served on the boards of Franchise Resource Group

(which owned The Vitamin Shoppe, Pet Supplies Plus and Buddy’s Home Furnishings), Ascend Wellness Holdings (OTC: AAWH), HD Supply (Nasdaq: HDS), and AmeriGas (NYSE: APU) prior to its acquisition by UGI.

About Leslie’s

Founded in 1963, Leslie’s is the largest and most trusted direct-to-customer brand in the U.S. pool and spa care industry serving residential customers and pool professionals nationwide. The company serves the aftermarket needs of residential and professional consumers with an extensive and largely exclusive assortment of essential pool and spa care products. The company operates an integrated ecosystem of approximately 950 physical locations and a robust digital platform, enabling consumers to engage with Leslie’s whenever, wherever, and however they prefer to shop. Its dedicated team of associates, pool and spa care experts, and experienced service technicians are passionate about empowering Leslie’s consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas.

For more information about Leslie's, visit lesliespool.com or follow and engage with us: @lesliespoolcare on Instagram, Leslie's on Facebook, and @lesliespoolcare on X (formerly Twitter).

Contact

Tom Filandro

Partner, ICR

Lesliesir@icrinc.com